EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday,  August 22, 2018

Contact:  Tom Cherry, President

                Jason Long, Chief Financial Officer

(804) 843-2360

C&F Financial Corporation

Announces  Increase in Quarterly Dividend

West Point, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 36 cents per common share, which is payable October 1, 2018 to shareholders of record on September 14, 2018.  This dividend represents a 5.9 percent increase over the prior quarter’s dividend amount of 34 cents per common share.

The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.    Based on this review, the board increased the Corporation’s third-quarter dividend.

About C&F

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc.  C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio,  Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia, and in Nashville, Tennessee.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.